CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 29, 2014, relating to the financial statements and financial highlights of Alpine Accelerating Dividend Fund, Alpine Equity Income Fund and Alpine Transformations Fund, all which are series of Alpine Series Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2014, and to the references to us under the headings “Financial Highlights” and “Financial Highlights of Alpine Accelerating Dividend Fund” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
August 14, 2015